Exhibit 99.1

Contact:	Dave Farmer
dave.farmer@emc.com
508-293-7206

EMC Increases Share Buyback Program to $6 Billion,
Institutes Quarterly Dividend

Webcast to Discuss EMC's Expanded Capital Allocation Strategy
Scheduled Today at 8:30 a.m. Eastern Time

HOPKINTON, Mass, May 30, 2013 - EMC Corporation (NYSE:EMC) today announced an expanded capital allocation strategy that reflects the company's confidence in its long-term business prospects and ability to generate consistent revenue and non-GAAP EPS growth while expanding its commitment to return capital to shareholders.

As part of the strategy, EMC's Board of Directors has increased its authorization to repurchase EMC common stock from $1 billion in 2013 to $6 billion over the three-year period ending December 31, 2015. Within this authorization, EMC expects to repurchase $3.5 billion of its common stock by the end of Q2 2014; this amount includes the $500 million EMC has spent on buybacks in 2013 to date.

Additionally, the EMC Board has approved the initiation of a quarterly cash dividend to EMC shareholders. The first quarterly dividend of $0.10 per share of common stock will be paid on July 23, 2013 to shareholders of record as of the close of business on July 1, 2013.

EMC also intends to add debt to its capital structure in the near term, while continuing to maintain a strong investment-grade profile and a balance sheet that provides the financial flexibility to pursue its strategic objectives.
Executive Quotes:
Joe Tucci, EMC Chairman and CEO

“EMC has a long track record of creating value by aggressively investing in the business. Looking forward, the opportunity for EMC's continued success has never been better. Our strategy focused on Cloud Computing, Big Data and Trusted IT has been embraced by customers and the market, and we continue to execute extremely well. This, combined with our financial strength, enables us to continue to invest wisely in promising opportunities and also expand returns to shareholders.”

David Goulden, EMC President and Chief Operating Officer
“Our confidence in EMC's business model and the strength of our operational performance and free cash flow enable us to expand our capital allocation strategy in meaningful and lasting ways. We are pleased to be able to augment the strategic investments in our business with increased returns to shareholders. Shareholders will benefit from what we've announced today and share in our ongoing success through our long-term plan to return approximately 50% of EMC (excluding VMware) free cash flow through a combination of buybacks and dividends.”

Business Outlook:

The net effect of today's announcements is not expected to have a material impact on EMC's business outlook with regard to consolidated revenue, non-GAAP earnings per weighted average diluted share (EPS) and free cash flow for 2013, which remain as stated on April 24, 2013.

Additional Resources:

•	A Webcast detailing today's news will be held today at 8:30 a.m. Eastern Time.

•	Visit EMC Pulse, EMC's product and technology news blog

•	Connect with EMC via Twitter, Facebook, YouTube, and LinkedIn

About EMC:

EMC Corporation is a global leader in enabling businesses and service providers to transform their operations and deliver IT as a service. Fundamental to this transformation is cloud computing. Through innovative products and services, EMC accelerates the journey to cloud computing, helping IT departments to store, manage, protect and analyze their most valuable asset - information - in a more agile, trusted and cost-efficient way. Additional information about EMC can be found at www.EMC.com.

Forward-Looking Statements

This release contains “forward-looking statements” as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in information technology spending; (iii) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (iv) competitive factors, including but not limited to pricing pressures and new product introductions; (v) component and product quality and availability; (vi) fluctuations in VMware, Inc.'s operating results and risks associated with trading of VMware stock; (vii) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (viii) risks associated with managing the growth of our business, including risks associated with acquisitions and investments and the challenges and costs of integration, restructuring and achieving anticipated synergies; (ix) the ability to attract and retain highly qualified employees; (x) insufficient, excess or obsolete inventory; (xi) fluctuating currency exchange rates; (xii) threats and other disruptions to our secure data centers or networks; (xiii) our ability to protect our proprietary technology; (xiv) war or acts of terrorism; and (xv) other one-time events and other important factors disclosed previously and from time to time in EMC's filings with the U.S. Securities and Exchange Commission. EMC disclaims any obligation to update any such forward-looking statements after the date of this release.

EMC is a registered trademark of EMC Corporation in the United States and/or other countries. All other trademarks used are the property of their respective owners.